Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH

“[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

KEY EXECUTIVE BENEFITS AGREEMENT

LifeVantage Corporation (the "Company") has established this Key Executive Benefits Agreement (the "Agreement") to attract, motivate and retain certain key executives of the Company. An employee is considered a Key Executive upon approval by the Company's Compensation Committee. You shall be considered a Key Executive of the Company. This Agreement is entered into between the Company and Terrence Moorehead (“Key Executive” or “you”) effective as of August 5, 2026.

The terms and conditions of this Agreement are as follows:

1.
Position and Responsibilities.
a.
No later than August 5, 2026, you will commence serving as a key management executive of the Company as its President and Chief Executive Officer. You shall be a member of the Company’s Board of Directors. You shall have the duties, responsibilities, and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned consistent with your position. You will devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company. Unless otherwise approved in writing by the Chairman of the Company's Board of Directors, your primary workplace will be located at the Company's headquarters located in Lehi, Utah; provided, however, that you may be required to travel from time to time as reasonably required for business purposes.

b.
Your salary will be $850,000 annually paid semi-monthly through the Company’s normal payroll process, less customary taxes and any voluntary deductions. Your pay will be evaluated by the Company as part of the Company’s annual compensation review process.

c.
Nothing herein shall preclude you from (i) serving, with the prior written consent of a member of the board of directors on advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations as determined by the Company in its reasonable discretion, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.

2.
Annual Incentive Plan. As a key executive, during your continued employment as a key executive, you will be eligible to participate in the Board of Directors' approved Employee Annual Incentive Plan, as amended from time to time in the Company's sole discretion, at the level indicated in Exhibit “A” hereto pursuant to the plan details. The Board shall set reasonable goals to be achieved for each fiscal year by no later than 60 days following the beginning of a fiscal year. If the Board fails to set forth criteria prior to September 15 of the fiscal year of performance, you shall be paid at target (meaning 100% of your base salary) for the applicable performance year. Any Annual Incentive Award (the "Award') shall be paid to you during the first three months of the fiscal year that follows the applicable performance fiscal year. The Award will be deemed to have been earned on the date of payment of such Award and, other than as set forth herein, you must remain an employee of the Company through the date of payment in order to receive the Award. Your guaranteed Annual Incentive Award for fiscal year 2027 shall be $425,000, with eligibility for a bonus up to 200% of the target payout rate, by reaching maximum plan metrics, to be pro-rated from your start date to June 30, 2027. In the event that you resign without Good Reason or your employment is terminated For Cause prior to June 30, 2027, you shall not receive the Annual Incentive Guarantee.

3.
Long Term Incentive Compensation Plan. As a key executive and during your continued employment as a key executive, you will participate in the Board of Directors' approved annual Employee Equity Plan pursuant to the plan details as amended prospectively from time to time in the Company's sole discretion. Such equity grants, if any, will be made in the sole discretion of the Board of Directors and will be subject to the terms and conditions specified by the Board of Directors, the Company's stock plan, the award agreement that you must execute as a condition of any grant, and the Company's insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you shall use your best efforts to comply with any duty that you may have to (i) timely report any such transactions, and (ii) to refrain from engaging in certain transactions from time to time. The Company has no duty to register under (or otherwise obtain an exemption from) the Securities Act of 1933 (or applicable state securities laws) with respect to any Company equity securities that may be issued to you. Your new hire long term incentive award and fiscal year 2027 long term incentive award are detailed in Exhibit “B” hereto and will be awarded within 30 days or your start date.

4.
Employee Benefit Programs.

a.
During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be entitled to participate, in all Company employee benefit plans and programs at the time or thereafter made available to Key Executives including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays and other employee benefit programs sponsored by the Company.
b.
LifeVantage will pay all or a portion of the costs associated with the following Company employee benefit plans:
i.
Life Insurance
ii.
Long Term Disability
iii.
Short Term Disability
iv.
Health Insurance
v.
Dental Insurance
vi.
Vision Insurance

In addition to the employee benefits provided to similarly situated employees, the Company shall provide the following benefits to you: (i) reimbursement of the cost of an annual executive physical examination; and (ii) $1,000,000 in additional term life insurance coverage above what the Company provides to similarly situated employees, subject to underwriter requirements and approval, as well as limitations or conditions set by the underwriter of such policy, and as permitted by law.

c.
The Company may amend, modify, or terminate these benefits in its sole discretion at any time and for any reason. Any change in any employee benefit program or programs applicable to all covered key executive employees or all covered employees shall not constitute a material breach of this Agreement.

5.
Termination of Employment.

a.
Accrued Pay. Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you understand and agree that you shall be deemed to have also immediately resigned from all positions as a key executive with the Company (and its affiliates) as of your last day of employment (the "Termination Date"). Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued pursuant to the paid time off policy through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests, and (iv) your then outstanding equity compensation awards as governed by their applicable terms (collectively, (i) through (iv) are the "Accrued Pay"). You may also be eligible for other post-employment payments and benefits as provided in this Agreement. Termination payments shall not be made until on or after the date of a "separation from service" within the meaning of Code Section 409A.

b.
For Cause. For purposes of this Agreement, your employment may be terminated by the Company for "Cause" as a result of the occurrence of one or more of the following:

i.
your refusal, or inability to perform in any material respect your duties and responsibilities for the Company (other than any such failure resulting from incapacity due to physical or mental illness);

ii.
willful failure to comply with any reasonable, valid, and legal directive of the Company or the board;

iii.
engagement in dishonesty or conduct (illegal or otherwise), which is, in each case, materially injurious, or brings public disgrace or disrepute, to the Company or its affiliates;

iv.
embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company;

v.
conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

vi.
material violation of the Company's written policies or codes of conduct, including, but not limited to, written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

vii.
unauthorized disclosure of the Company's Proprietary Information (as defined in the Confidentiality Agreement) and/or other confidential, proprietary, and/or trade secret information; or

viii.
material breach of any material obligation under this Agreement or any other written agreement between you and the Company.

In the event your employment is terminated by the Company for Cause, you will be entitled only to your Accrued Pay, and you will be entitled to no other compensation from the Company.

c.
Without Cause. The Company may terminate your employment Without Cause at any time and for any reason. If your employment is terminated Without Cause, in addition to your Accrued Pay, you will receive severance consisting of: (i) continued base salary (as of your Termination Date) for a period of eighteen (18) months (the “Severance Period”); (ii) the Company shall timely (no less than monthly) reimburse you for the costs you incur for continuation of your health insurance coverage (and for your family members if you provided for their coverage during your employment) during the Severance Period (or, if possible, shall pay such premiums directly to the applicable insurer); (iii) bonus for the year in which the employment termination occurs, if any, will be pro-rated (except the bonus for the year ending June 30, 2027, which will be paid in full) based upon the percentage of the year in which you were employed and paid by the Company in accordance with the annual corporate performance criteria established by the Board prior to the start of the year in which termination occurs; and (iv) time based vesting and performance- contingent RSU’s shall continue to vest and be retained by you as if you remained employed during the Severance Period. The base salary and bonus portions of the severance shall be paid to you in cash, less applicable withholdings, in bi-monthly installments pursuant to the Company's normal payroll process beginning on the first payroll date occurring after expiration of the Release Deadline (as defined below) and revocation period set forth in the Release (as defined below); provided, however, that if the time frame from your Termination Date through the Release Deadline and revocation period spans two calendar years, then the severance payments shall commence on the first payroll date in the second calendar year (with all delayed payments being paid with the first payment). In addition, if within 180 days prior to or eighteen (18) months following a Change in Control (as defined in the Change in Control Equity Acceleration Policy as Re-Approved on November 6, 2025 (the “Change in Control Policy”)), your employment is terminated without Cause (or you resign for Good Reason), you shall receive in addition to the benefits set forth in the Change in Control Policy 1.5 times the benefits set forth in subsections (i), (ii), (iii), and (iv) of this Section 5(c). As a condition precedent to receiving (and continuing to receive) the payments provided in this Section you must execute (and not revoke) and deliver to the Company a release of claims set forth in a Separation Agreement and General Release (the "Release") in a reasonable form provided by the Company on or before the date specified by the Company in such form (the "Release Deadline") and such Release shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) requirements for you to remain in full compliance with such Release, this Agreement and the Confidentiality Agreement. You acknowledge that if you breach any ongoing obligations to the Company, such as confidentiality and restrictive covenants, then the Company may, in addition to any other legal remedies, cease making any further severance payments and is entitled to recoup prior severance payments. Notwithstanding any provision herein, payment of severance payments or cessation thereof is not consideration for the confidentiality and restrictive covenants set forth below and has no legal or binding effect on the enforceability of such provisions.

d.
Good Reason. You may resign from your employment for Good Reason, as defined herein, and only in accordance with the provisions of this paragraph and, in such event, you will be entitled to the same benefits set forth in Section 5(c) as if you had been terminated without Cause. For purposes of this Agreement, resigning for "Good Reason" shall mean (a) a material breach of this Agreement by the Company, (b) a material reduction in your base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions or a material reduction in your compensation plan, or (c) a material change in your duties or responsibilities, including a change in your title or reporting line; provided, that in each case you must provide the Company with written notice of the events you indicate constitutes grounds for a Good Reason resignation within thirty (30) days of the occurrence of such event. Failure to give such notice within thirty (30) days of the occurrence shall be deemed a waiver by you of your right to terminate for Good Reason with respect to such circumstances. If you provide such notice, the Company thereafter will have thirty (30) days to cure such alleged breach. If the Company does not cure the alleged breach within the thirty (30) day notice period, you must thereafter resign within thirty (30) days of the expiration of the thirty (30) day notice period in order to resign for Good Reason.

e.
Voluntary Termination. You may voluntarily terminate your employment without Good Reason by giving the Company 180 days’ written notice of said resignation. The Company may elect to pay your base salary in lieu of notice you provide. In the event you voluntarily terminate your employment with the Company without Good Reason, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company.

f.
Death or Disability. Your employment hereunder shall terminate automatically upon your death during your employment, and the Company may terminate your employment on account of your Incapacity. In the event of termination of your employment by reason of your death or Incapacity, you or your estate will be entitled to receive your Accrued Pay and a pro-rata amount of your target incentive compensation for the year of termination (at the level indicated in Exhibit A), and to the extent not yet paid, your prior year’s incentive compensation (at the level indicated in Exhibit A). "Incapacity" shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event the Company temporarily replaces you, or transfers your duties or responsibilities to another individual on account of your inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Incapacity, then your employment shall not be deemed terminated by the Company and you shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of your Incapacity as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician, and those two physicians shall select a third who shall make such determination in writing. The determination of Incapacity made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement. During periods of inability to perform your essential functions due to a disability, the Company will comply with the Americans with Disabilities Act.

6.
Proprietary Information and Inventions Agreement; Confidentiality. You will be required, as a condition of your employment with the Company, to timely execute the Company's form Proprietary Information and Inventions Agreement as may be amended from time to time by the Company ("Confidentiality Agreement"). Your duties and obligations pursuant to the Confidentiality Agreement are in addition to those you agree to herein. However, to the extent there is a conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall control.

7.
Governing Law; Arbitration.

a.
To the extent not preempted by federal law, this Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Utah.

b.
Any and all controversies, claims, or disputes with anyone (including, without limitation Company or its affiliates, and any current or former employee, officer, director, shareholder, member, manager, or benefit plan of Company or its affiliates in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with Company or the termination of your employment with Company, including any breach of this Agreement, will be subject to private and confidential binding arbitration to be held in the city of Salt Lake City, State of Utah administered by the American Arbitration Association ("AAA") in accordance with its rules then in effect for the resolution of employment disputes (the "Rules"). The AAA's optional rules for Emergency Measures or protection are also adopted. Subject to section 5.f. below, you covenant and promise that should you commence any action or pursue a claim based on a dispute which you agree to arbitrate, you will do so before the AAA as set forth herein and will not file any complaint or other pleading in a local, state or federal court, acknowledging that doing so would damage Company and deprive it of the benefits of the private and confidential dispute resolution provided for herein. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, and any statutory claims. You further understand that this agreement to arbitrate also applies to any disputes that Company may have with you arising during your employment with Company or the termination of your employment with Company. To the fullest extent permitted by law, you forego any right to bring claims as a representative or as a member of a class or in a private attorney general capacity and expressly disclaim your right to be part of a class, collective action, or a private attorney general claim. Nothing in this provision limits or prohibits employees from engaging in a "Protected Activity" as defined in this Agreement or as established under State or Federal Law. Notwithstanding any other provision of this Agreement, the arbitration will be private and confidential. The arbitrator will issue an order providing that all pleadings, motions, discovery, responses, depositions, testimony, case management orders, decisions, and documents exchanged or filed in relation to the arbitration be kept strictly private and confidential. The arbitrator will issue the standard protective order referenced in local rule 26-2 of the United States District Court for the District of Utah.

c.
Notwithstanding the foregoing, the following claims are not covered by this arbitration provision: claims for workers' compensation benefits, claims for unemployment compensation benefits, claims under the National Labor Relations Act, claims based upon Company's employee benefits and welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under the plan, claims not subject to arbitration as a matter of law, and claims for injunction or other equitable relief, including without limitation, claims related to the Company’s restrictive covenants, for unfair competition, and for the unauthorized disclosure of trade secrets or confidential information.

d.
You agree that any arbitration will be administered by the AAA and that a single neutral arbitrator will be selected in a manner consistent with the Rules. You agree that the arbitrator will administer and conduct any arbitration in accordance with the Federal Arbitration Act and the Federal Rules of Civil Procedure (the "FRCP"), and that arbitrator will apply substantive Utah law to any dispute or claim, without reference to any conflict of law provisions of any jurisdiction and to the extent that the Rules conflict with the FRCP, the FRCP will take precedence. You agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Motions for summary judgment, partial summary judgment, or summary adjudication will be decided according to Rule 56 of the Federal Rules of Civil Procedure and applicable case law. Notwithstanding any AAA rules or arbitration procedure, it is the intent of the parties that the arbitrator will consider and rule on any such motions as if in a federal court of the United States. You also agree that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. The Company will pay the joint costs and expenses of such arbitration. Notwithstanding this provision each party will separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator will award attorneys' fees and costs to the prevailing party except as prohibited by law (or if an award of attorneys’ fees and/or costs is permitted pursuant to statute). Except as set forth herein or as agreed by the parties in writing, you agree that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules. Employee and the Company agree that the decision of the arbitrator will be in writing and set forth the reasoning thereof.

e.
Except as provided by the Rules and this Agreement, including without limitation Section

7.c. above, arbitration will be the sole, exclusive, and final remedy for any dispute between Company and you. Accordingly, except as provided for by the Rules and this Agreement, neither Company nor you will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require Company to adopt a policy not otherwise required by law which Company has not adopted. Further, any party may seek a separate order from a court of competent jurisdiction enforcing the arbitrator's order protecting the disclosure of pleadings, motions, discovery responses, depositions, testimony, case management orders, decisions, and documents exchanged or filed in the arbitration, provided such motion and responses thereto are filed under seal.

f.
In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, non-competition, or non-solicitation. Employee understands that any breach or threatened breach of such agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of a temporary restraining order, preliminary injunction, permanent injunction, or other injunctive relief, without posting any bond or other security, compelling you to comply with all provisions of such agreements. The preceding sentence will not be construed to limit Company from any other relief or damages to which it may be entitled because of your breach of any provision of this Agreement. If either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.
8.
Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state, or local taxes of any kind required by law to be withheld with respect to any such payment. The Company shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed, and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon your Termination Date, you are then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh (7th) month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (l) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company's applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

9.
Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement (including without limitation the Confidentiality Agreement, the policies referenced in Section 12.f. and any other agreements referenced herein) contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties including without limitation any term sheets regarding your potential employment with the Company.

10.
Key Executive Representations. As a material condition of this Agreement, you represent that by entering into this Agreement or by becoming a Company employee you are not violating the terms of any other contract or agreement or other legal obligations that would prohibit you from performing your duties for the Company as of the anticipated start date set forth in Section 1.a above. You further agree and represent that in providing your services to the Company you will not utilize or disclose any other entity's trade secrets or confidential information or proprietary information. You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.

11.
Non-Solicitation and Non-Competition.

a.
Non-solicitation of employees and consultants. During your employment and for a period of eighteen (18) months after your employment terminates, you will not directly or indirectly and regardless of who initiates any such contact, solicit, induce, encourage, influence, or persuade, or attempt to solicit, induce, encourage influence or persuade, any officer, employee, consultant (including without limitation independent contractors) or agent of the Company (or any of its affiliates) to alter, reduce, or terminate their employment or relationship with the Company or to any way breach their duties and obligations to the Company.

b.
Non-solicitation of Independent Consultants, or Customers. To the extent permitted under applicable law, and in order to protect the Proprietary Information of Company as defined in the Confidentiality Agreement ("Proprietary Information") and preserve the Company's relationships with its current and prospective Independent Consultants (formerly Independent Distributors) and customers, you agree that during your employment and for a period of eighteen (18) months after your employment with the Company ends for any reason, you will not directly or indirectly and regardless of who initiates any such contact solicit, induce, encourage, influence, or persuade, or attempt to solicit, induce, encourage, influence or persuade, any current or prospective Independent Consultant(s) (formerly Independent Distributor(s)), subscription Customer(s) or retail Customer(s) with whom you have had direct contact on behalf of the Company to (i) join any company, business or entity that competes with the Company's products and services including start-ups even before such begins selling competing products or services; (ii) join any company, business or entity engaged in direct sales or network marketing, including start-ups even before such takes on a single distributor, consultant, subscription customer, preferred customer, or retail customer; or (iii) alter, reduce, or discontinue its relationship with the Company. By signing the Agreement, you acknowledge and agree that the Company is trying to protect legitimate business interests by this prohibition, and such prohibition is reasonable in its scope and duration. Customer shall mean any person or entity with whom you have had material direct contact within twelve (12) months prior to the termination of your employment.

c.
Non-Competition. You shall not, during your employment and for a period of twelve (12) months after your employment with the Company ends for any reason, directly or indirectly engage in, advise or consult with, contribute your knowledge to, own, manage, invest in, operate, control, or accept employment with any company, business or entity set forth in the list of competitors attached hereto as Exhibit “C,” which may be reviewed and modified, but not to exceed [***] total competitor entities, by the Company in good faith from time to time, with 30-days advance notice to you. Any modification to Exhibit “C” that is made within 90 days of the Company providing notice of termination pursuant to Sections 5(c) or (5)(e) of this Agreement, or thereafter, or within 90 days of you providing notice of termination pursuant to Sections 5(d) or (5)(e) of this Agreement, or thereafter, shall not be enforceable, and only the prior existing Exhibit “C” shall remain in force and effect. The entities listed on Exhibit C compete with the Company’s products and services and/or engage in direct sales and network marketing. This non- competition provision, including only those specific entities, is necessary to protect the legitimate business interests of the Company, including, but not limited to, its investment in Executive, its goodwill, its confidential information, and its trade secrets. Moreover, this provision is narrowly tailored to protect those legitimate business interests by limiting the prohibited competition to only the entities listed in Exhibit C. Following expiration of the aforementioned period, you shall continue to be obligated under the confidentiality provisions of this Agreement and of the Confidentiality Agreement not to disclose and/or use Proprietary Information so long as it shall remain proprietary or protectable as confidential or trade secret information. The geographic limitation to this Section 11c. is any state, county, or locality in the United States in which the Company conducts business or was planning or preparing to conduct business and any other country, city, state, province, jurisdiction, or territory in which the Company conducts business or was planning or preparing to conduct business. Notwithstanding your obligations under this Section 11.c., you will be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision. The Company and you agree that: this provision does not impose an undue hardship on you and is not injurious to the public; that this provision is necessary to protect the business of the Company and its affiliates; the nature of your responsibilities with the Company under this Agreement require you to have access to confidential information which is valuable and confidential to the Company; this provision is necessary to protect the Company’s confidential information including but not limited to trade secrets belonging to the Company; the scope of this Section 11 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 11, including the consideration herein. The Parties to the Agreement have negotiated this non-competition provision in good faith and agree that it is necessary to protect the Company’s legitimate business interests.
d.
Modification By Court. If any court or arbitrator determines that any postemployment restrictive covenant is unreasonable in any respect, you and the Company agree that the Court shall modify any unreasonable terms and shall modify this Agreement to be the most protective of the Company as then permitted by law that is consistent with the intent of the parties as set forth in this Agreement. You also acknowledge that the Court may then enforce the agreement as modified.
e.
Extension of Non-Solicitation and Non-Competition Provisions. For any period of time in which you are found to be in violation of any of the above non-compete or non-solicitation agreements, that period of time shall be added on to the length of the restriction or period of protection for the Company.
f.
Notice to Subsequent Employers. You agree that you and/or the Company may provide notice of your obligations under any provision of this Agreement and the Confidentiality Agreement to any company or future employer of yours.

12.
Covenants. As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this Agreement (which shall survive your termination of employment and termination or expiration of this Agreement):

a.
You will fully comply with all obligations under this Agreement and the Confidentiality Agreement and further agree that the provisions of this Agreement and the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

b.
Within five (5) days of the Termination Date, you shall return to the Company all Company Proprietary Information as defined in the Confidentiality Agreement, shall destroy/delete electronic versions, and you shall not retain any copies, facsimiles, electronic data, or summaries of any Company Proprietary Information;

c.
Except as set forth in Section 19, you will not at any time make or publish (or direct anyone to make or publish) in any forum or through any medium, including every social media platform and/or electronic medium any negative or disparaging statements or comments (whether oral or written) whatsoever about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, independent distributors, representatives, agents or contractors, or any of the Company's products or services. Except as set forth in Section 19, the Company agrees that its executives, the Board and its Human Resources personnel shall not at any time make or publish (or direct anyone to make or publish) in any forum or through any medium, including every social media platform and/or electronic medium any defamatory or disparaging statements or comments (whether oral or written) whatsoever about you. Notwithstanding the above, the Company cannot control responsive posts or comments to social media posts and will not be responsible for monitoring all social media accounts of each of the above-listed individuals or the responses by third parties to what those individuals post on their social media. As used in this paragraph, the term "disparaging" means anything unflattering and/or negative, whether such communication is true or untrue;

d.
You agree that, upon the Company's request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company

e.
You also agree that you will fully and timely comply with all of the covenants set forth below (which shall survive your termination of employment and termination or expiration of this Agreement):

i
You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established);

Within five (5) business days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers and other electronic devices, drives, data, documents, cell phones, pagers, keys, business cards, passwords necessary to access systems, websites, cloud services, etc. that contain Company property etc., in good working condition (absent normal wear and tear) and without altering or removing items and not retain copies of any such documents, data, or information;

Within thirty (30) days of the Termination Date, you will submit any outstanding expense reports to the Company for expenses incurred prior to the Termination Date; and

As of the Termination Date, you will no longer represent that you are an officer, director, or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail and to the extent you resign with another job in-hand you will disclose the identity of your new employer.

d. You agree that you will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including, but not limited to, those contained in the Company's Code of Conduct, as well any others that the Company may establish including without limitation any policy the Company adopts on the recoupment of compensation ("Clawback Policy").

13.
Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company's discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A.
14.
Indemnification.

a.
The Company shall indemnify you if you are involved in or are threatened to be involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that you are or were an employee of the Company or acted on behalf of the Company, to the fullest extent authorized by the law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by you in connection with such action, suit or proceeding.

b.
Advance Payment of Expenses. Expenses (including attorney’ fees) incurred by you in defending any civil, criminal, administrative or investigative action, suit or proceeding as described above shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding.

c.
This provision shall survive the term of your employment with The Company.
d.
The Company shall also maintain Directors and Officers insurance in an amount of like-sized companies and you shall be covered under such policy.
15.
Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy, or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company's General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section shall be deemed to be the date of delivery thereof.

16.
Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing and such amendment or waiver expressly references this Section. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.
17.
Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company. The Company shall pay up to $10,000.00 to your legal counsel, Harris St. Laurent & Wechsler LLP, based on timely and reasonable invoices submitted, for the review of this Agreement.
18.
Key-Man Insurance. The Company shall have the right to insure your life for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on you by any such documents.

19.
Protected Activity Not Prohibited. You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Agreement, "Protected Activity" means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). In addition, Protected Activity includes any action to (i) form, join or assist a union; (ii) choose a representative to bargain with us on your behalf; (iii) discuss and act together with other employees for your mutual benefit and protection with respect to terms and conditions of employment; or (iv) choose not to engage in any of these protected activities. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Proprietary Information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual's attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

ACKNOWLEDGED AND AGREED:

LIFEVANTAGE CORPORATION KEY EXECUTIVE

/s/ Raymond B. Greer /s/ Terrence Moorehead

Raymond B. Greer

Chairman, Board of Directors

Terrence Moorehead

EXHIBIT A

TARGET ANNUAL INCENTIVE

Name Title Target Annual Incentive Terrence Moorehead President and Chief Executive 100% of salary

Officer

EXHIBIT B- Equity Awards on Date of Hire

Equity Awards are subject to the Company’s Equity Ownership Policy NEW HIRE LONG TERM INCENTIVE AWARDS

Value Equity Type Vesting Notes
$2,000,000	RSU	1/3 on 1 year anniversary of grant date 1/3 on 2 year anniversary of grant date 1/3 on 3 year anniversary of grant date	Time based RSU will be calculated using the 10 day weighted volume average stock price on date of hire

Value Equity Type Performance: Revenue Targets with [***] EBITDA Vesting/Notes
$3,500,000	PRSU	20%- $[***] 20%- $[***] 20%- $[***] 20%- $[***] 20%- $[***]	3 years to achieve performance Vesting for each milestone 1/2 at achievement and 1/2 on the 1 year anniversary of achievement

The number of units for the RSUs and PRSUs actually award will be calculated using 10-day weighted volume average stock price on date of hire.

FISCAL YEAR 2027 LONG TERM INCENTIVE AWARD*

Value	Equity Type	Vesting	Notes
$800,000	RSU	TBD- as similar to the FY27 employee LTIP awards as possible	Time Based RSU will be calculated using the 10 day weighted volume average stock price on date of hire
$1,200,000	PRSU	TBD- as similar to the FY27 employee LTIP awards as possible	Performance RSU will be calculated using the 10 day weighted average stock price on date of hire, with performance metrics of revenue and adjusted EBITDA the same as the FY27 Employee LTIP metrics
$2,000,000

The number of units for the RSUs and PRSUs actually awarded will be calculated using 10-day weighted volume average stock price on date of hire.

EXHIBIT C

PARAGRAPH 11(c) LIST OF COMPETITORS

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